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                      AMENDMENT TO STOCK PURCHASE AGREEMENT


         This Amendment (this "Amendment") to the Stock Purchase Agreement dated May 17, 2000 (the "Agreement") among European American Bank and AEL Leasing Co., Inc. ("Purchasers") and RESOURCE America, Inc. and FLI Holdings, Inc. ("Sellers") for the sale of the outstanding capital stock of Fidelity Leasing, Inc. (the "Company") is made between the Purchasers and the Sellers as of August 1, 2000.

         WHEREAS, pursuant to Section 14.07 of the Agreement, Purchasers wish to waive certain obligations of Sellers under the Agreement and Sellers wish to waive certain obligations of Purchasers under the Agreement and; pursuant to
Section 14.08 of the Agreement the Purchasers and the Sellers wish to amend the Agreement as set out hereto.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agrees as follows:

         (1) Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement unless otherwise stated.

         (2) Waiver by Purchasers. Purchasers hereby waive the requirement set forth in Section 4.01(a), 5.02 and 5.06 of the Agreement that Sellers obtain the consents set forth as items 1, 2, 4, 8, 9, 16 and 17 in Section 2.06 of the Disclosure Schedule (collectively, the "Third Party Consent") and acknowledge and agree that they are responsible for any breaches or defaults under the agreements described by those items as a result of the failure of Sellers to obtain the Third Party Consent. Further, Purchasers hereby waive the requirement set forth in Section 4.01(a), 5.02 and 5.05 that Sellers obtain the consent or approval of the Governmental or Regulatory Authorities set forth in Section 2.07 of the Disclosure Schedule to consummate the transactions contemplated by the Agreement (the "Waived Approvals").

         (3) Waiver by Sellers. Sellers hereby waive the requirement set forth in Section 4.14 and 6.02 of the Agreement that Purchasers secure, prior to or at the Closing, the release of the guaranties set forth as items 1, 3, 4, 6 and 7 in Section 4.14 of the Disclosure Schedule (collectively, the "Guaranties").

         (4) Reduction of the Purchase Price. The aggregate purchase price for the Shares set out in Section 1.02 of the Agreement shall be reduced to $63,100,000.00 (the "Purchase Price").

         (5) Amendment to Section 1.03(i) of the Agreement. Section 1.03(i) of the Agreement is hereby amended and restated as follows.

         An amount in cash equal to $53,100,000 less the principal amount of the Note referred to in clause (iii) below by wire transfer of immediately available funds to such U.S. dollar account as Sellers may direct by writ notice to Purchasers, such written notice to be provided at least two (2) Business Days before the Closing Date;

         (6) Amendment to Section 11.02(a) of the Agreement. Section 11.02(a) of the Agreement is hereby amended and restated as follows:

         Purchasers agree to indemnify each Seller and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the party of Purchasers contained in this Agreement (determined in all cases as if the terms "material" or "materially" were not included therein) (ii) the failure of Sellers to obtain the Third Party Consent and (iii) the Guaranties.

         (7) Assignment of Canadian Subsidiaries The Purchasers hereby assign their right to acquire the shares (the "Canada Shares") of Fidelity Leasing Canada Inc. ("Fidelity Canada") to ABN AMRO Bank Canada ("ABN AMRO"). ABN AMRO is required to obtain the consent of the Superintendent of Financial Institutions pursuant to Section 494(4) of the Bank Act (the "Consent") to permit it to acquire the shares of Fidelity Canada. The Sellers are required to obtain a Section 116 Certificate (the "Tax Consent") to permit them to transfer the Canada Shares of Fidelity Canada to ABN AMRO. Purchasers and Sellers agree to use their commercially reasonable best efforts to obtain the Consent and the Tax Consent, respectively, as soon as possible. Purchasers shall reimburse Sellers for all reasonable costs and expenses not to exceed $10,000.00 dollars incurred by them in obtaining the Tax Consent. Neither the Consent nor the Tax Consent can be obtained by the closing date under the Agreement which will be August 1, 2000 (the "Closing").

         Prior to Closing, the Company will transfer the Canada Shares to Fidelity Leasing Holdings, Inc. ("Holdings") and immediately prior to such transfer the Company will pay U.S.$300,000 to Fidelity Canada for newly issued common shares of Fidelity Cananda. Fidelity Canada will use the cash from this stock issuance to repay a portion of its intercompany debt to the Company.

         At Closing, Holdings will transfer the Canada Shares to the Escrow Agent who will hold them under the terms of the Escrow Agreement pending the obtaining of the Consent and the Tax Consent. When the Consent and the Tax Consent are obtained the Canada Shares shall forthwith be released by the Escrow Agent on behalf of the Sellers to ABN AMRO for consideration of $1.

         During the period from Closing to the transfer of Fidelity Canada to ABN AMRO (the "Transitional Period") the Purchasers agree to procure that ABN AMRO will provide to the Sellers the services necessary for the management control and operations of Fidelity Canada and its subsidiaries and during the Transitional Period to operate Fidelity Canada and its subsidiaries in the ordinary course of business and for the avoidance of doubt from Closing the Purchasers will be responsible for the funding of Fidelity Canada and its subsidiaries. Purchasers agree to indemnify Seller and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to actions taken by ABN AMRO in the course of operating Fidelity Canada and its subsidiaries during the Transitional Period, except for any losses suffered or incurred in respect of performing the obligations under the Agreement.

         (8) Amendment to Section 11.01(a) of the Agreement. Section 11.01(a) of the Agreement is hereby amended by the addition of the following:

         (vii) any of the payments set out in Schedule 11.01(a) which are not received by the Company by August 1, 2003.

         (9) Amendment to Schedules. Schedule 11.01(a) shall be added to the Agreement.

         (10) Amendment to Section 8.04 of the Agreement Section 8.04 of the Agreement is hereby amended and restated as follows:

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         Any refunds received by Purchasers, the Company, any of its
         Subsidiaries or their successors of Taxes of the Company or its Subsidiaries relating to taxable periods or portions thereof ending on or before the Closing Date (except for the tax refunds included in the Note) shall be for the account of Sellers, and Purchasers shall pay over to Sellers any such refund received by Purchasers, the Company, any of its Subsidiaries or their successors within five (5) business days of receipt. Purchasers shall, if Sellers so request and at Sellers' expense, cause the relevant entity to file for and obtain any refunds to which Sellers are entitled under this Section 8.04. Purchasers shall permit Sellers to control (at Sellers' expense) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power-of-attorney such persons as Sellers shall designate to represent such entity with respect to such refund claimed.

         (11) Deduction for Payments to Employees. All payments made to employees of the Company on or before the Closing Date, including all amounts paid by Sellers pursuant to the contracts described in Section 5.11 of the Agreement and described as the "Initial Bonus" as defined in those contracts, shall be deducted by Sellers (or the Company) on their tax returns for the period including the Closing Date and shall not be deducted by the Purchasers (or by the Company for any period after the Closing Date).

         (12) Survival. The covenants and agreements of Sellers and Purchasers contained in this Amendments shall survive the Closing.

         (13) Effect on the Agreement. Except as set forth herein, all terms and provisions of the Agreement shall remain in full force and effect in accordance with the terms thereof.

         (14) Counterparts. This Amendment may be executed in two or more counterparty, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be executed and delivered by their duly authorized representatives as of the date first written above.

EUROPEAN AMERICAN BANK



By: _________________________
      Name:
      Title:


AEL LEASING CO., INC.


By: _________________________
      Name:
      Title:

RESOURCE AMERICA, INC.

By: _________________________
      Name:
      Title:

FLI HOLDINGS, INC.

By: _________________________
      Name:
      Title:


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                                Schedule 11.01(a)

Payment due from SPC I TRUST                                  $575,205.22

Payment due from various vendors                              $215,457.71
as a result of overpayment